UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 30, 2014

CNS RESPONSE, INC.

(Exact name of Company as specified in its charter)

Delaware	001-35527	87-0419387
(State or other	(Commission File No.)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

85 Enterprise, Suite 410

Aliso Viejo, CA 92656

(Address of principal executive offices)

(949) 420-4400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On June 30, 2014, CNS Response, Inc. (the “Company”) was informed that its scientific paper titled “The Use of Psychiatric Electroencephalography Evaluation Registry (PEER) to Personalize Pharmacotherapy” has been accepted for publication by the peer-reviewed journal of Neuropsychiatric Disease and Treatment.

The Company is conducting a joint clinical study of its patented PEER technology led by Walter Reed National Military Medical Center. In the Quarterly Report for the period ending March 31, 2014, filed with the Securities and Exchange Commission on May 15, 2014, it was disclosed that the publication of interim data, in accordance with the study protocol, was anticipated during the first half of calendar 2014, or shortly thereafter, subject to among other things, military sign-offs, peer reviews of the scientific paper and the publication schedule of the journal. The analysis of interim study data has shown statistically significant results, which are consistent with prior published clinical studies. These studies have shown that the use of PEER improved outcomes for treatment resistant depression patients by two to three times1 when compared with treatment as usual; furthermore, the use of PEER substantially reduced suicidal ideation2.

(1) DeBattista C, Kinrys G, Hoffman D, et al. The use of referenced-EEG (rEEG) in assisting medication selection for the treatment of depression. Journal of Psychiatric Research. 2011:45(1):64-75.

(2) Hoffman DA, DeBattista C, Valuck RJ, Iosifescu DV. Measuring severe adverse events and medication selection using “PEER Report” for non-psychotic patients: a retrospective chart review. Neuropsychiatric Disease and Treatment. 2012:8:277-284.

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNS Response, Inc.

	By:	/s/ Paul Buck
July 3, 2014		Paul Buck
Chief Financial Officer